EXHIBIT 99.1
                                  ------------




                          CENTURA SOFTWARE CORPORATION





                            NOTE CONVERSION AGREEMENT





                                FEBRUARY 27, 1998

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                                TABLE OF CONTENTS

                                                                           Page

1. Conversion of Principal and Interest Indebtedness..........................1

    1.1 Issuance of Common Stock..............................................1
    1.2 Delivery into Escrow..................................................2
    1.3 Purchase and Sale Irrevocable.........................................2
    1.4 Closing; Delivery.....................................................2

2. Representations and Warranties of the Company..............................3

    2.1 Organization, Good Standing and Qualification.........................3
    2.2 Capital Stock.........................................................3
    2.3 Authorization.........................................................4
    2.4 Intentionally Omitted.................................................4
    2.5 Compliance with Other Instruments.....................................4
    2.6 SEC Reports...........................................................5
    2.7 Compliance with SmallCap Continued Listing Requirements...............5
    2.8 Absence of Certain Changes............................................5
    2.9 Absence of Litigation.................................................6
    2.10 No Undisclosed Events, Liabilities, Developments or
         Circumstances........................................................6
    2.11 No General Solicitation..............................................6
    2.12 Employee Relations...................................................6
    2.13 Intellectual Property Rights.........................................6
    2.14 Title................................................................7
    2.15 Insurance............................................................7
    2.16 Regulatory Permits...................................................7
    2.17 Internal Accounting Controls.........................................7
    2.18 No Materially Adverse Contracts, Etc.................................7
    2.19 Tax Status...........................................................8
    2.20 Transactions With Affiliates.........................................8
    2.21 Consent..............................................................8

3. Representations and Warranties of Purchaser................................8

    3.1 Authorization.........................................................8
    3.2 Purchase Entirely for Own Account.....................................9
    3.3 Accredited Investor...................................................9
    3.4 Restricted Securities.................................................9
    3.5 Further Limitations on Disposition....................................9
    3.6 Legends..............................................................10
    3.7 Disclosure of Information............................................10
    3.8 Membership of the Purchaser..........................................11

4. Registration of Securities................................................11

    4.1 Rights Agreement.....................................................11

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

    4.2 Prohibition on Hedging...............................................11

5. Covenants of the Company..................................................11

    5.1 Nomination of Directors..............................................11
    5.2 Bylaws Amendments....................................................12
    5.3 Amendment to Preferred Shares Rights Agreement.......................12
    5.4 Form D and Blue Sky..................................................12
    5.5 Reporting Status.....................................................13
    5.6 Financial Information................................................13
    5.7 Listing..............................................................13
    5.8 Filing of Form 8-K...................................................13
    5.9 Private Placement....................................................14
    5.10 Coast Consent.......................................................14

6. Covenants of the Purchaser................................................14

7. Conditions of the Purchaser's Obligations at the Closing..................14

    7.1 Representations and Warranties.......................................14
    7.2 Performance..........................................................14
    7.3 Compliance Certificate...............................................14
    7.4 Qualifications.......................................................15
    7.5 Opinion of Company Counsel...........................................15
    7.6 NASD Confirmation....................................................15
    7.7 Release..............................................................15
    7.8 Schedule of Exceptions...............................................15

8. Conditions of the Company's Obligations at Closing........................15

    8.1 Representations and Warranties.......................................15
    8.2 Performance..........................................................15
    8.3 Qualifications.......................................................15
    8.4 Note and Other Evidence of Principal Indebtedness....................16
    8.5 NASD Confirmation....................................................16

9. Miscellaneous.............................................................16

    9.1 Survival of Warranties...............................................16
    9.2 Transfer; Successors and Assigns.....................................16
    9.3 Governing Law........................................................16
    9.4 Counterparts.........................................................16
    9.5 Titles and Subtitles.................................................16
    9.6 Notices..............................................................16
    8.7 Company Advisor / Payment of Fees....................................17
    9.8 Fees and Expenses....................................................17

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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page


    9.9 Attorney's Fees......................................................17
    9.10 Amendments and Waivers..............................................17
    9.11 Severability........................................................18
    9.12 Delays or Omissions.................................................18
    9.13 Entire Agreement....................................................18
    9.14 Corporate Securities Law............................................18
    9.15 Confidentiality.....................................................18

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                          CENTURA SOFTWARE CORPORATION

                            NOTE CONVERSION AGREEMENT

         This Note Conversion Agreement (the "AGREEMENT") is made as of the 27th day of February 1998 by and between Centura Software Corporation, a California corporation (the "COMPANY"), and Newport Acquisition Company No. 2 LLC, a Delaware limited liability company (the "PURCHASER").

                                    Recitals

         Whereas, the Company and Computer Associates International, Inc. a Delaware corporation (the "SELLER" or "CA"), entered into that certain Note Purchase Agreement dated March 31, 1995 (the "PRIOR AGREEMENT") and that certain Floating Rate Convertible Subordinated Note Due 1998 in the principal amount of $10,000,000 (the "PRINCIPAL INDEBTEDNESS") dated as of April 3, 1995 in the form attached hereto as EXHIBIT A (the "NOTE");

         Whereas, the Company, the Purchaser and the Seller have entered into a Note Purchase and Sale Agreement (the "PURCHASE AGREEMENT") of even date herewith pursuant to which the Purchaser has agreed to purchase the Note and all accrued interest thereunder (the "INTEREST INDEBTEDNESS") and all of Seller's rights and obligations pursuant to the Prior Agreement; and the Seller has agreed to sell the Note and the Interest Indebtedness to the Purchaser and to assign to Purchaser all of its rights and obligations under the Note and the Prior Agreement in consideration for the Purchaser's payment to the Seller of $6 million and the Company has agreed, in consideration of CA's release of the Company with respect to the Note as set forth in a Warrant Purchase Agreement of even date herewith between Seller and the Company in the form attached hereto as EXHIBIT B ("WARRANT PURCHASE AGREEMENT"), to deliver and sell to the Seller concurrently at a price of $0.001 per share a warrant in the form attached hereto as EXHIBIT B (the "WARRANT") to purchase up to 500,000 shares of the Company's Common Stock at an exercise price of $1.906 per share; and

         Whereas, the Company and the Purchaser desire to convert the Principal Indebtedness and Interest Indebtedness under the Note to equity securities of the Company simultaneously with the Closing of the Purchase Agreement.

         Now, therefore, for good and valuable consideration, the parties hereby agree as follows:

         1. Conversion of Principal and Interest Indebtedness.

                  1.1 Issuance of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, in consideration for the cancellation of all Principal Indebtedness and Interest Indebtedness under the Note and any other instrument evidencing such indebtedness, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase a total of 11,415,094 shares of the Company's Common Stock. The shares of Common Stock issuable upon the conversion hereunder (the "CONVERSION STOCK") shall also be hereinafter referred to as the "STOCK" or the "SECURITIES."

                  1.2 Delivery into Escrow. On the basis of the representations, warranties, terms and conditions contained herein, on the date hereof each party shall deliver to the financial entity or other entity mutually agreed to by the Parties (the "ESCROW AGENT"), pursuant to an agreement in the form attached hereto as EXHIBIT C (the "ESCROW AGREEMENT"), the following:

                       (a) Seller shall deliver the original signature Note;

                       (b) Purchaser shall deliver $6 million in cash or by wire transfer;

                       (c) The Company shall deliver an affidavit executed by an officer of the Company setting forth the Interest Indebtedness on the Note calculated through February 27, 1998 and certified as correct by an officer of the Seller (the "INTEREST AFFIDAVIT"); and

                       (d) Seller, Purchaser and the Company shall deliver each of the other items required to be delivered by each of them pursuant to the terms of the Escrow Agreement.

                  1.3 Purchase and Sale Irrevocable. The Company and Purchaser each acknowledge and agree that by its delivery of the respective consideration set forth above in Section 1.1 to the Escrow Agent, it shall have made an irrevocable commitment to close the purchase, sale and assignment transactions contemplated hereunder subject to the fulfillment of the terms and conditions of this Agreement, the Purchase Agreement, and the Escrow Agreement.

                  1.4      Closing; Delivery.

                       (a) The issuance and sale of the Conversion Stock hereunder shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, at 2:00 p.m., on February __, 1998, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the "CLOSING"), provided that such Closing occurs simultaneously with the closing of the Purchase Agreement pursuant to the terms and conditions thereof (without waiver of any term or condition thereof).

                       (b) At the Closing, in consideration for the conversion of the Principal and Interest Indebtedness by the Purchaser, the Company shall instruct the Escrow Agent to deliver to the Purchaser a stock certificate representing the Conversion Stock being issued.

                       (c) At the Closing, in consideration for the issuance of the Conversion Stock by the Company, the Purchaser shall instruct the Escrow Agent to deliver to the Company for cancellation the Note and the Interest Affidavit as defined in Section 1.2.(a) of the Purchase Agreement, setting forth the Interest Indebtedness under the Note.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on a Schedule of Exceptions attached hereto as EXHIBIT D, which exceptions shall be deemed to be representations and warranties as if made hereunder:

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                  2.1 Organization, Good Standing and Qualification. The Company
is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business.

                  2.2 Capital Stock. The authorized capital of the Company consists, or will consist, immediately prior to the Closing, of 60,000,000 shares of Common Stock, $0.01 par value per share, of which 15,780,886 shares were issued and outstanding as of February 9, 1998, and 2,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are not subject to any preemptive rights or rights of first refusal (other than rights of first refusal held by the Company and specifically described in the Schedule of Exceptions) under applicable law, the Articles of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or by which it is bound and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The Company has also reserved (i) an aggregate of 2,000,000 shares of Common Stock issuable to employees and consultants pursuant to the Company's 1995 Stock Option Plan, of which 1,164,947 shares are issuable upon exercise of outstanding options under such plan, (ii) an aggregate of 2,657,399 shares of Common Stock issuable to employees and consultants pursuant to the Company's 1986 Stock Option Plan, of which 2,657,399 shares are issuable upon exercise of outstanding options under such plan, (iii) an aggregate of 400,000 shares of Common Stock issuable to employees pursuant to the Company's 1992 Employee Stock Purchase Plan, of which no shares are available for future issuance under such plan, (iv) 500,000 shares of Common Stock issuable to non-employee directors pursuant to Company's 1996 Directors' Stock Option Plan, of which 300,000 shares are issuable upon exercise of outstanding options under such plan, (v) non-plan options issued to the Company's Chief Executive Officer, Chief Financial Officer and Vice President of Marketing to purchase up to an aggregate of 1,500,000 shares of Common Stock,
(vi) up to 450,000 shares of Common Stock issuable upon exercise of warrants granted or to be granted to certain third parties, including vendors, suppliers and financial and investment advisors of the Company, prior to inclusion of the Warrant for 500,000 shares of Common Stock to be issued to the Seller. The shares of Conversion Stock have been duly authorized and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid, and nonassessable, and not subject to any preemptive rights or rights of first refusal under applicable law, the Articles of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or by which the Company is bound, and are free of any taxes, claims, liens, charges or encumbrances other than taxes, claims, liens, charges or encumbrances created by or imposed upon the holders thereof; provided, however, that the Conversion Stock may be subject to restrictions on transfer as set forth in this Agreement. There are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the "1933 ACT"). There are no outstanding securities of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Conversion Stock. There are no outstanding securities or instruments of the Company which contain any

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redemption or similar provisions, and there are on contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. The Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. Other than as set forth in the Reports, the Company has no subsidiaries or equity interest in any other entity. The Company has furnished to the Purchaser true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto. The execution, delivery and performance by the Company of the Transaction Agreements will not cause the conversion rights or exercise rights of any securities convertible into or exercisable for Common Stock to be accelerated.

                  2.3 Authorization. The execution, delivery and performance by the Company of this Agreement and the Investor Rights Agreement attached hereto as EXHIBIT E (the "RIGHTS AGREEMENT" and together with the Agreement and the Purchase Agreement, the "TRANSACTION AGREEMENTS") are within the Company's corporate power and have been duly authorized by all requisite action by the Company. The Transaction Agreements have been duly executed and delivered by the Company and this Agreement constitutes, and the Rights Agreement when executed and delivered in accordance with this Agreement will constitute, the valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                  2.4 Intentionally Omitted.

                  2.5 Compliance with Other Instruments. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby will not result in any violation or default of any provisions of the Articles of Incorporation or Bylaws of the Company or of any instrument, judgment, order, writ, decree or contract to which the Company is a party or by which the Company is bound or, to the Company's knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

                  2.6 SEC Reports. The Company has filed with the Securities and Exchange Commission (the "COMMISSION") via Edgar its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Reports on Form 10-Q for the first three quarters of the year ended December 31, 1997 (the "REPORTS"), and such Reports are available to Purchaser through Edgar in electronic format. As of their respective filing dates, the Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and none of the Reports contained any untrue statement of a material fact or omitted to state a

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material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the Commission and provided to Purchaser prior to the date hereof. No other information provided by or on behalf of the Company to the Purchaser which is not included in the Reports, including, but not limited to, information referred to in Section 2.2 of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its officers, directors, employees or agents have provided the Purchaser with any material, nonpublic information.

                  2.7 COMPLIANCE WITH SMALLCAP CONTINUED LISTING REQUIREMENTS. After giving effect to the transactions contemplated hereunder and a private placement of the Company's equity securities scheduled to close concurrently with the Closing, on the Closing Date the Company will have (a) net tangible assets in excess of $2,000,000, (b) a public float of in excess of 500,000 shares, (c) a market value for the public float in excess of $1,000,000, (d) in excess of 300 shareholders, (e) at least two market makers for its registered securities and (f) corporate governance standards duly adopted by its Board of Directors which the Company reasonably believes satisfy published requirements for The Nasdaq SmallCap Market. After giving effect to the transactions contemplated hereunder and the private placement referenced above, the Company reasonably believes that (A) on the Closing Date the Company will be in compliance with all other requirements, other than the $1.00 per share bid price maintenance requirement, imposed by Nasdaq upon the Company with respect to the continued listing of the Common Stock for quotation on The Nasdaq SmallCap Market, and (B) the Common Stock of the Company will continue to be listed for quotation on The Nasdaq SmallCap Market.

                  2.8 Absence of Certain Changes. Since September 30, 1997, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings. Since September 30, 1997 the Company has not declared or paid any dividends, sold any assets outside of the ordinary course of business or had material capital expenditures.

                  2.9 ABSENCE OF LITIGATION. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, its Common Stock or any of the Company's officers or directors in their capacities as such or that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated thereby.

                  2.10 NO UNDISCLOSED EVENTS, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES. No event, liability, development or circumstance has occurred or exists, or to the Company's knowledge is contemplated to occur, with respect to the Company or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

                  2.11 No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Conversion Stock.

                  2.12 Employee Relations. The Company is not involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. None of the Company's employees is a member of a union, the Company is not a party to a collective bargaining agreement, and the Company believes that its relations with is employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

                  2.13 Intellectual Property Rights. The Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its business as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated. The Company does not have any knowledge of any infringement by the Company of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, other than technology underlying competitive products in the market, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against the Company regarding trademarks, trade names, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secrets or other infringements; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties.

                  2.14 Title. The Company has good and marketable title to all real property and good and marketable title to all personal property owned by it which is material to the business of the Company free and clear of all liens, claims, charges, encumbrances and defects such as do not materially affect the value of such property and do not interfere with the use made and proposed to made of such property by the Company. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

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                  2.15 Insurance. The Company is insured by insurers of
recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company.

                  2.16 Regulatory Permits. The Company possesses, to its knowledge, all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  2.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  2.18 No Materially Adverse Contracts, Etc. The Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the reasonable business judgment of the Company's officers, who were appointed as officers of the Company on December 5, 1997, has or could reasonably be expected in the future to have a material adverse effect on the Company. The Company is not a party to any contract, agreement or arrangement which in the reasonable business judgment of the Company's officers, who were appointed as officers of the Company on December 5, 1997, has or could reasonably be expected to have a material adverse effect on the Company.

                  2.19 Tax Status. The Company has made or filed all tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  2.20 TRANSACTIONS WITH AFFILIATES. None of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  2.21 Consent. Coast Business Credit is the sole holder of Senior Indebtedness under the Note. The Company has obtained the oral consent of such holders of Senior Indebtedness under the Note to the transactions contemplated hereunder and under the Transaction Agreements and will use best efforts to obtain the written consent of such holder prior to the Closing.

                  2.22 ENVIRONMENT LAWS.To its knowledge, the Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) has received all permits, licenses and other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing cases, the failure to so comply would have individually or in the aggregate, a material adverse effect on the Company.

         3. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Company that:

                  3.1 Authorization. The execution, delivery and performance by the Purchaser of the Transaction Agreements are within the Purchaser's limited liability company power and have been duly authorized by all requisite action by the Purchaser. The Transaction Agreements have been duly executed and delivered by the Purchaser and this Agreement constitutes, and the Rights Agreement when executed and delivered in accordance with this Agreement will constitute, the valid and binding obligation of the Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                  3.2 Purchase Entirely for Own Account. The Purchaser is acquiring the shares of Conversion Stock hereunder for investment for the Purchaser's own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Securities other than to members of the Purchaser as of the date hereof.

                  3.3 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

                  3.4 Restricted Securities. Purchaser understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

                  3.5 Further Limitations on Disposition. Notwithstanding anything to the contrary contained in Section 3.5 of the Purchase Agreement, without in any way limiting the representations set forth in this Agreement, Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

                       (a) There is then in effect a Registration Statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                       (b) (i) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with such information as is necessary to effect the proposed disposition, (ii) the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3, and (iii) if reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the 1933 Act.

                  3.6 Legends. Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends, if applicable:

                       (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                       (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

                       (c) Any legend required by the Blue Sky laws of any other state to the extent such laws are applicable to the shares represented by the certificate so legended.

                       (d) Any legend required by the Company's Shareholder Rights Plan.

The legends set forth in subparagraphs (a), (b) and (c) above shall be removed upon application to the Company after the one year anniversary date of this Agreement and the Company shall promptly issue a certificate without such legends to the holder of Securities upon which it is stamped and shall remove all stop transfer orders and other transfer restrictions communicated to the Company's transfer agent, if (i) such Securities are registered for sale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 and the Company's counsel has reasonably determined that the legends set forth in subparagraphs (a), (b) and
(c) above may be removed under Rule 144; provided however, that in the event Purchaser is granted piggy-back registration rights in connection with an equity offering by the Company prior to the one year anniversary date of this Agreement, the legends set forth in subparagraphs (a), (b) and (c) above shall be removed upon application to the Company and the Company shall issue a certificate without such legends to the holder of Securities upon which it is stamped.

                  3.7 Disclosure of Information. Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company's management and has had an opportunity to review the Company's Reports. Purchaser understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company's business which it believes to be material.

                  3.8 Membership of the Purchaser. EXHIBIT F attached hereto contains a true and complete list of all of the members of the Purchaser.

         4. Registration of Securities.

                  4.1 Rights Agreement. The Company and the Purchaser will enter into an Investor Rights Agreement in the form attached hereto as EXHIBIT E, setting forth the obligations and the rights of the parties, respectively, with respect to registration of the Securities.

                  4.2 Prohibition on Hedging. During the period commencing with the date that is two (2) weeks prior to the Closing and continuing through the date on which the Purchaser holds 5% or less of the Conversion Stock acquired hereunder, the Purchaser hereby agrees that it shall not directly or indirectly engage in short sales, derivative transactions or any similar hedging techniques or strategies involving any Common Stock of the Company.

         5. Covenants of the Company.  The Company agrees that:

                  5.1 Nomination of Directors. On or before the Closing date, effective upon the consummation of the transaction contemplated hereunder, the Company shall have (i) adopted an amendment to its Bylaws setting the number of directors on its Board of Directors at seven (7) and (ii) appointed two (2) new directors to its Board of Directors, each of whom shall have been nominated by the Purchaser at least three (3) business days prior to the Closing Date, provided that such individuals are reasonably acceptable to the Company. Provided that the Purchaser and/or one or more of the persons listed on EXHIBIT F continues to hold greater than 25% of the issued and outstanding stock of the Company as of the record date for the mailing of proxy materials to shareholders in connection with the Company's annual meeting of shareholders, the Company shall recommend in such proxy materials that shareholders at each such meeting elect two (2) individuals to its Board of Directors who were nominated by the Purchaser (or the holders of a majority of the Conversion Stock if the Purchaser has been dissolved) and the Company shall at each such meeting cause its designated proxyholder to vote proxies received from shareholders in favor of such nominees, provided that such nominees are reasonably acceptable to the Company. Provided that the Purchaser and/or one or more of the persons listed on EXHIBIT F continues to hold greater than 15% but less than or equal to 25% of the issued and outstanding stock of the Company as of the record date for the mailing of proxy materials to shareholders in connection with the Company's annual meeting of shareholders, the Company shall recommend in such proxy materials that shareholders at each such meeting elect one (1) individual to its Board of Directors who was nominated by the Purchaser (or the holders of a majority of the Conversion Stock if the Purchaser has been dissolved) and the Company shall at each such meeting cause its designated proxyholder to vote proxies received from shareholders in favor of such nominee, provided that such nominee is reasonably acceptable to the Company. In the event the Company increases its Board size above seven (7) directors prior to the next annual meeting of shareholders, the Company shall not be required to nominate or recommend election of additional Purchaser candidates to the Company's Board of Directors other than as set forth above in this Section 5.1, provided that the number of directors who are officers, employees, or paid full-time consultants of the Company is not greater than two (2). The Compensation Committee of the Board of Directors shall be comprised of three (3) directors and shall include one (1) director who was nominated to the Board by the Purchaser.

                  5.2 Bylaws Amendments. On or before the Closing date, effective upon the consummation of the transaction contemplated hereunder, the Company shall have adopted an amendment to its Bylaws providing that a two-thirds super majority vote of directors be required to approve any of the following actions:

                       (i) consolidation or merger of the Company with or into any other corporation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction (other than a consolidation or merger in which the surviving entity is the Company or one of its wholly-owned subsidiaries) or transfer or sale of all or substantially all of the assets of the Company; or

                       (ii) an increase in the Company's secured indebtedness to an aggregate amount in excess of $15 million.

The Company agrees that it will not amend the foregoing super majority bylaws amendment without obtaining the prior written consent of the Purchaser (or the holders of a majority of the Conversion Stock if the Purchaser has been dissolved) so long as the Purchaser and/or one or more of the persons listed on EXHIBIT F continues to hold at least 7.5% of the issued and outstanding capital stock of the Company.

                  5.3 AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT. On or before the Closing Date, the Company shall have taken all appropriate action to ensure that (a) the sale of the Conversion Stock to Purchaser hereunder is not deemed to be a Triggering Event as that term is defined in Section 1(y) of the Preferred Shares Rights Agreement dated August 3, 1994 between the Company and Chemical Trust Company of California (the "RIGHTS PLAN"), (b) neither the Purchaser nor any of its members, Affiliates, Associates, representatives or control persons shall be deemed an "Acquiring Person" under the Rights Plan and
(c) the Purchaser nominees to the Board of Directors shall be deemed "Continuing Directors" under the Rights Plan.

                  5.4 Form D and Blue Sky. The Company agrees to file a Form D with respect to the Conversion Stock as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Conversion Stock for, or obtain exemption for the Conversion Stock for, sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Conversion Stock required under applicable securities or "Blue Sky" laws of applicable states of the United States following the Closing Date.

                  5.5 Reporting Status. Until the date as of which the Holders (as that term is defined in the Rights Agreement) may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under 1933 Act (or successor thereto), the Company shall file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and until that date, the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act, or the rules and regulations thereunder would otherwise permit such termination, unless the reporting requirements of Rule 144(k) have also been amended to permit the Holders to sell the Conversion Shares without restriction.

                  5.6 Financial Information. The Company shall file with the SEC via Edgar all registration statements and all reports required pursuant to the 1933 Act and the 1934 Act, including without limitation, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any registration statements (including those on Form S-8) or amendments and such reports will be available to the Purchaser via Edgar. The Company shall deliver to the Purchaser copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

                  5.7 Listing. The Company shall use its best efforts to maintain the inclusion for quotation on The Nasdaq SmallCap Market of its Common Stock, and without limiting the generality of the foregoing, the Company shall use its best efforts to arrange for at least two market makers to register with the NASD or any other comparable exchange as such with respect to the Common Stock. The Company shall not knowingly take any action which would be reasonably expected to result in the removal of the Common Stock from quotation on The Nasdaq SmallCap Market. At such time as the Company is able to satisfy the listing requirements on the Nasdaq National Market System ("NNM") and the Company's management reasonably believes that the Company will be able to continue to comply with the continued listing requirements of the NNM thereafter, the Company shall use its reasonable efforts to secure designation and quotation of its outstanding Common Stock on the NNM. The Company shall promptly report to its Board of Directors information or notices it receives regarding the continued eligibility of its Common Stock for quotation on any automated quotation system or securities exchange.

                  5.8 Filing of Form 8-K. Within five (5) business days following the Closing Date, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Agreements and the Note Purchase Agreement in the form specified by the 1934 Act.

                  5.9 Private Placement. Concurrently with the Closing of the transactions contemplated hereunder, the Company will consummate a private placement of Common Stock of the Company, at not less than $1.06 per share (with up to 25% warrant coverage at an exercise price of at least $1.25 per share), resulting in gross proceeds to the Company of at least $1,000,000.

                  5.10 COAST CONSENT. The Company shall have obtained from Coast, as a condition to the Closing, a written consent by Coast to the Company's execution, delivery and performance of the Transaction Agreements and a waiver, effective upon the Closing, of any defaults by the Company under its debt facility with Coast occurring prior to the Closing Date.

         6. Covenants of the Purchaser. In the event that a shareholder vote is solicited by the Company to amend and restate its Articles of Incorporation, the Purchaser agrees to vote in favor of proposed amendments to effect any of the following measures:

                  (a) a reverse stock split of the Company's capital stock in a ratio reasonably recommended by the Company's executive management;

                  (b) reincorporation of the Company into Delaware; and

                  (c) an increase in the total number of authorized shares of the Company's Common Stock, provided however that the Purchaser shall not be obligated to vote in favor of such an amendment unless the authorized number of the Company's Common Stock has been reduced to a number that is less than 60 million as the result of a reverse stock split pursuant to subsection 6(a) above.

         7. Conditions of the Purchaser's Obligations at the Closing. The obligations of the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

                  7.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

                  7.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  7.3 Compliance Certificate. The President of the Company shall deliver to the Purchaser at the Closing a certificate ("OFFICER'S COMPLIANCE CERTIFICATE") certifying that (a) the conditions specified in Sections 5.1, 5.2, 5.3, 7.1 and 7.2 have been fulfilled and (b) all conditions of the Company's obligations under the Purchase Agreement and the Warrant Purchase Agreement have been fulfilled or waived.

                  7.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

                  7.5 Opinion of Company Counsel. The Purchaser shall have received from Venture Law Group, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of EXHIBIT G.

                  7.6 NASD Confirmation. The Company shall have received confirmation from the National Association of Securities Dealers, Inc. (the "NASD") that approval by the Company's shareholders is not required prior to the consummation of the actions (including without limitation, the issuance of the Securities to Purchaser) contemplated hereunder.

                  7.7 Release. CA shall have executed and delivered the Warrant Purchase Agreement.

                  7.8 Schedule of Exceptions. The Company shall have delivered the final Schedule of Exceptions, reasonably approved by Purchaser, in the form attached as EXHIBIT D.

         8. Conditions of the Company's Obligations at Closing. The obligations of the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

                  8.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                  8.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

                  8.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

                  8.4 Note and Other Evidence of Principal Indebtedness. The Purchaser shall have delivered to the Company for cancellation the originally executed Note and any other related documents or instruments, including the Interest Affidavit, evidencing indebtedness under the Note.

                  8.5 NASD Confirmation. The Company shall have received confirmation from the NASD that approval by the Company's shareholder is not required prior to the consummation of the actions (including without limitation, the issuance of the Securities to Purchaser) contemplated hereunder.

         9.Miscellaneous.

                  9.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two (2) years following the Closing.

                  9.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties and successive holders of all or any portion of the Conversion Stock and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, holders of Conversion Stock, or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  9.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

                  9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  9.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

                  9.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax (provided that electronic confirmation of transmission has been received), or forty-eight (48) hours after being deposited in the US mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page hereto, or as subsequently modified by written notice, and (a) if to the Company, with a copy to Craig W. Johnson, Venture Law Group, 2800 Sand Hill Road, Menlo Park, CA 94025 or (b) if to the Purchaser, with a copy to William Caraccio, Pillsbury Madison & Sutro LLP, 2550 Hanover Street, Palo Alto, CA 94304.

                  9.7 Company Advisor/Payment of Fees. Purchaser represents that it neither is nor will be obligated for any finder's fee or commissions to any third party in connection with this transaction. The Company represents that it has retained Rochon Capital Group, Ltd. ("ROCHON") as its advisor in connection with the transactions contemplated by this Agreement and the Note Purchase and Sale Agreement. Purchaser acknowledges that Rochon has acted solely as an advisor to the Company, and has in no way acted for or on behalf of Purchaser in connection herewith. The information provided to Purchaser by the Company (or by Purchaser) has not been subjected to independent verification by Rochon, and no representation or warranty is made by Rochon as to the accuracy or completeness of such information or the advisability of Purchaser entering into this Agreement and consummating the transactions contemplated hereby. Purchaser acknowledges that it has not relied on any statements made by Rochon in connection with its decision to enter into and perform this Agreement and the transactions contemplated hereby. The Company agrees to indemnify and to hold harmless Purchaser from any liability for any compensation payable to Rochon (and the costs and expenses of defending against such liability or asserted liability) in connection with the transactions contemplated hereby. Each Party agrees to hold Rochon harmless and the Company agrees to indemnify Rochon and its officers, directors, principals, employees and agents (and their respective heirs, successors and assigns) from and against any liability arising from this Agreement, including the consummation of or the failure to consummate any or all of the transactions contemplated hereby, except to the extent such liability results from the gross negligence or willful misconduct of Rochon.

                  9.8 Fees and Expenses. The Company shall pay the reasonable fees and expenses of legal, accounting and financial advisors for the Purchaser incurred with respect to this Agreement and the transactions contemplated hereby, provided such fees and expenses do not exceed $45,000 in the aggregate, of which reimbursement for legal fees shall not exceed $30,000, reimbursement for fees incurred as a result of due diligence conducted by individuals or entitles not affiliated with prospective purchasers of the Company's capital stock shall not exceed $10,000 and reimbursement of travel expenses shall not exceed $5,000.

                  9.9 Attorney's Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  9.10 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least two thirds (2/3) of the Conversion Stock. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the Purchaser and each transferee of the Conversion Stock and the Company.

                  9.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
(a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

                  9.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                  9.13 Entire Agreement. This Agreement, and any transaction documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements or commitments relating to the subject matter hereof existing between the parties hereto (except for any confidentiality provisions or terms contained therein) are expressly superseded hereby and canceled.

                  9.14 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

                  9.15 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone, including without limitation CA, any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of the Transaction Agreements, discussions or negotiations relating to the terms of the Transaction Agreements, the performance of its obligations hereunder or the ownership of Securities purchased hereunder, except for such disclosure as is required by law. The parties acknowledge and agree that the Company will file reports with the Securities and Exchange Commission from time to time following the consummation of the transactions hereunder and that press releases may also be required or desirable, provided that such press releases will contain only such information as may be required for proper disclosure in the opinion of legal counsel to the Company. This Section 9.15 shall not prohibit the disclosure by Purchaser to its members and permitted assignees of the Conversion Stock of such information, knowledge or data, provided each recipient thereof agrees to be bound by the confidentiality covenants hereunder.


                            [Signature Pages Follow]

         The parties have executed this Note Conversion Agreement as of the date first written above.

                                     COMPANY:

                                     CENTURA SOFTWARE CORPORATION



                                     By:   /s/Scott R. Broomfield
                                        ----------------------------------------

                                     Name:  Scott R. Broomfield
                                           -------------------------------------
                                                            (print)
                                     Title:  CEO
                                            ------------------------------------

                                     Address:          975 Island Drive
                                                       Redwood Shores, CA  94065
                                     Telephone:        (650) 596-3400
                                     Fax:              (650) 596-4986



                                     PURCHASER:

                                     NEWPORT ACQUISITION
                                     COMPANY NO. 2 LLC

                                     By:  Crossroads Capital Partners LLC,
                                             as Managing Member

                                     By:    /s/James Skelton
                                         ---------------------------------------

                                     Name:  James Skelton
                                          --------------------------------------
                                                            (print)
                                     Title:  Principal
                                            ------------------------------------

                                     Address:          1600 Dove Street
                                                       Suite 300
                                                       Newport Beach, CA  92660
                                     Telephone:        (714) 261-1600
                                     Fax:              (714) 261-1655


                     SIGNATURE PAGE TO CONVERSION AGREEMENT